Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

James Mead

Chief Financial Officer

—or—

Heidi Gillette

Investor Relations

(212) 594-2700

SL Green Realty Corp. Announces Redemption of All Outstanding Shares of 7.625% Series C
Cumulative Redeemable Preferred Stock

New York, NY, May 21, 2013 - SL Green Realty Corp. (“ SL Green” or the “Company”) (NYSE: SLG) announced today it will redeem all 7,700,000 outstanding shares of its 7.625% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) (NYSE: SLG PRC – CUSIP no. 78440X309) on June 21, 2013 (the “Redemption Date”).  The shares of Series C Preferred Stock will be redeemed at redemption price of $25.00 per share of Series C Preferred Stock plus $2,690,989.58 in accumulated and unpaid dividends on such Series C Preferred Stock through the Redemption Date (the “Aggregate Redemption Price”).  From and after the Redemption Date, the only remaining rights of the holders of shares of the Series C Preferred Stock will be to receive payment of the Aggregate Redemption Price.

The Notice of Redemption and related materials will be mailed to holders of record of the Series C Preferred Stock on May 21, 2013.  Substantially all of the shares of the Series C Preferred Stock being called for redemption are owned of record by Cede & Co., as nominee of The Depository Trust Company (“DTC”).  Accordingly, shares of Series C Preferred Stock held in book-entry form through DTC will be redeemed according to DTC’s procedures, including payment of the Aggregate Redemption Price.  The Aggregate Redemption Price for any shares of Series C Preferred Stock held through Direct Registration System on the records of the Paying Agent (as defined below) will be paid directly to the registered holders thereof by the Paying Agent on the Redemption Date.

Questions relating to the Notice of Redemption and related materials should be directed to Computershare Shareowner Services, the Company’s transfer agent and the paying agent (the “Paying Agent”) for the redemption of the Series C Preferred Stock at (866) 230-9138.  The address of the Paying Agent is Computershare Shareowner Services, Attn: Corporate Action Dept., 27th Fl., 480 Washington Blvd, Jersey City, NJ, 07310.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of March 31, 2013, SL Green owned interests in 89 Manhattan properties totaling 41.6 million square feet. This included ownership interests in 25 million square feet of commercial properties and debt and preferred equity investments secured by 13.8 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests in 31 suburban assets totaling 5.4 million square feet in Brooklyn, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet. The Company also has ownership interests in 31 properties totaling 4.5 million square feet in southern California.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Future actions by and results of the Company are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to us, including, without limitation, the strength of the commercial office real estate markets in the New York Metropolitan area, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, divergent interests from or the financial condition of our joint venture partners, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, all of which are beyond the Company’s control. Additional information or factors that could affect the Company and the forward-looking statements contained herein are included in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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